DPL Completes $175 Million Private Placement; Company on Schedule to Redeem $500 Million of Senior Notes on April 6, 2004

        DAYTON, Ohio — (BUSINESS WIRE) — March 25, 2004 — DPL Inc. (NYSE:DPL) announced today that it has completed a private placement of $175 million aggregate principal amount of senior notes. Together with other available corporate funds, the net proceeds from the financing will be used to repay DPL’s Senior Notes, 6.82% Series due 2004 at maturity.

        “This transaction, combined with our existing liquidity, will be used to redeem $500 million of existing senior notes on April 6, 2004. The strong performances of DPL’s core utility operations and the financial asset portfolio will enable DPL to achieve its previously announced debt-reduction target of $300 million by the end of 2005, nearly two years and $25 million ahead of plan,” said Caroline E. Muhlenkamp, Group Vice President and Interim Chief Financial Officer.

        The senior notes are unsecured, carry a coupon of 8 percent payable quarterly and will mature on March 31, 2009. The senior notes will not be redeemable prior to maturity except for a make-whole call at the adjusted treasury rate plus 0.25 percent. Zimmer Lucas Partners was the lead investor and was advised by Lazard. Morgan Stanley & Co. Incorporated acted as financial advisor to DPL.

        “We made a commitment last May to strengthen DPL’s capital structure and this transaction underscores our determination to achieve that goal,” added Muhlenkamp.

        The senior notes have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements. This news release does not constitute an offer to sell or the solicitation of an offer to buy any securities.

        About DPL

        DPL Inc. is a diversified, regional energy company. DPL’s principal subsidiaries include The Dayton Power & Light Company (DP&L) and DPL Energy. DP&L provides electric services to over 500,000 retail customers in West Central Ohio. DPL Energy markets over 4,600 megawatts of generation capacity throughout the eastern United States. DPL Inc., through its subsidiaries, ranks among the top energy companies in generation efficiency and productivity. Further information on DPL Inc. can be found at www.dplinc.com.

        Certain statements contained in this release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Matters presented which relate to events or developments that are expected to occur in the future, including management’s expectations, strategic objectives, business prospects, anticipated economic performance and financial condition and other similar matters constitute forward-looking statements. Forward-looking statements are based on management’s beliefs, assumptions and expectation of the Company’s future economic performance, taking into account the information currently available to management. These statements are not statements of historical fact. Such forward-looking statements are subject to risks and uncertainties and investors are cautioned that outcomes and results may vary materially from those projected due to many factors beyond DPL’s control.

        Forward-looking statements speak only as of the date of the document in which they are made. We disclaim any obligation or undertaking to provide any updates or revisions to any forward-looking statement to reflect any change in our expectations or any change in events, conditions or circumstances on which the forward-looking statement is based.

        CONTACT:  DPL Inc.
                               Analyst Contact: Arthur G. Meyer, 937-259-7208